UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2010

TRUDY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-16056	06-1007765
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

353 Main Avenue, Norwalk, CT		06851
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 846-2274

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01	Completion of Acquisition or Disposition of Assets

On September 3, 2010 the Company closed its previously announced transaction and sold substantially all of its assets to MMAC, LLC, a Delaware limited liability company (“MMAC”), which also assumed certain liabilities of Trudy.

The assets sold consisted of Trudy’s on-going business as a publisher of children’s educational story and novelty books, audiobooks and plush toys.

The consideration being paid by MMAC for the Company’s assets consists of the following: (1) the assumption of substantially all of the secured and unsecured liabilities of the Company, including loans from an affiliate of MMAC to the Company in the principal amount of $545,000 and with the exception of $2.7 million of personal debt owed to a principal shareholder and Chairman of the Company, William W. Burnham (“Burnham”); and (2) upon the completion of the final calculation of the net asset value of the Company (estimated to be completed approximately 90-120 days from the closing) an equity interest in MMAC, estimated to be in the range of 4.75%, subject, however, to possible adjustment upon the final determination of such net asset value. In view of the initial determination at closing of the Company’s net asset value, the previously announced Buyer Note from MMAC to Trudy in the principal amount of $225,000 was not issued.

The amount of such consideration was determined by the Company and MMAC in arm’s length negotiations. Factors taken into consideration in the negotiations included the Company’s then current financial condition and future prospects, the Company’s results of operations, the value of the Company’s assets and the Company’s banking and shareholder obligations, together with those of the Company’s other creditors, both secured and unsecured.

Upon determination of the final percentage equity interest as described above, MMAC will transfer such equity to the Company which will then transfer it to Burnham in consideration of the cancellation by Burnham of the $2.7 million of personal debt owed by the Company to him. Excepted from cancellation is $50,000 of debt owed to Burnham which will remain outstanding and which will be repaid to Burnham one year following the closing if and to the extent the Company has not spent the $50,000 of cash it will retain at the closing for general corporate purposes.

At the closing, as required by agreement of the parties, Burnham made a capital contribution to MMAC of cash in the amount of $175,000 and a $25,000 promissory note. Adjustment upward or downward of such $200,000 in the aggregate may be made upon final determination of the net asset value of the Company.

Holders of Trudy’s common stock did not receive any payment or distribution with respect to their shares pursuant to the sale of substantially all the Company’s assets.

In addition, MMAC entered into a new four year lease with Noreast Management, LLC, a company which is 91% owned by Burnham, for the Company’s current headquarters on substantially the same terms as the current lease with the Company.

Ashley Andersen Zantop (“Andersen Zantop”), former CEO and President of the Company, Fell Herdeg (“Herdeg”), former CFO of the Company, and Burnham, former Chairman and Director of Corporate Development of the Company, have been retained as employees by MMAC on substantially the same terms as their current employment with the Company. Andersen Zantop will serve as President and CEO of MMAC, Herdeg will serve as CFO of MMAC and Burnham will serve as Director of Corporate Development of MMAC. In addition, Burnham and Andersen Zantop will join the Board of Directors of MMAC.

The Company’s senior management will review and, when appropriate, will recommend to its Board of Directors that either the Company dissolve or enter into a transaction whereby the Company (now, a corporate shell) may be sold. There is no assurance that a sale of the shell can be arranged.

Item 5.02(b)	Departure of Directors or Certain Officers;

Effective September 3, 2010, Ashley Andersen Zantop resigned as CEO, President and Publisher of the Company. Ms. Andersen Zantop remains on the Company’s Board of Directors.

Effective September 3, 2010, Fell C. Herdeg resigned as CFO and Vice President of the Company. Mr. Herdeg continues to serve as the Company’s Secretary.

Effective June 23, 2010, William Sondheim resigned as a Director of the Company.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No. & Description

99.8 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Trudy Corporation (Registrant)

Dated: September 16, 2010	/s/ William W. Burnham
William W. Burnham, Chairman